                                                                    Exhibit 15.2


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The Board of Directors
STATS ChipPAC Ltd.:

We consent to the incorporation by reference in the registration statements
(No. 333-118555, No. 333-114232 and No. 333-75080) on Form S-8 of STATS ChipPAC
Ltd. and the registration statement (No. 333-119705 and 333-119705-1) on Form F-3/S-3 of STATS ChipPAC Ltd. and STATS ChipPAC, Inc. of our report dated February 6, 2004, with respect to the consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for ST Assembly Test Services Ltd and subsidiaries for the year ended December 31, 2003, which report appears in the December 31, 2005, annual report on Form 20-F of STATS ChipPAC Ltd.





/s/ KPMG
-----------------------------------
Singapore
February 27, 2006